Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

GOLDMAN SACHS ANNOUNCES TENDER OFFER FOR 6.345% CAPITAL SECURITIES OF GOLDMAN SACHS CAPITAL I

NEW YORK, May 29, 2014 — The Goldman Sachs Group, Inc. (NYSE: GS) today announced the commencement of a tender offer (the “Tender Offer”) to purchase for cash any and all of the outstanding $2,750,000,000 aggregate liquidation amount of 6.345% Capital Securities issued by Goldman Sachs Capital I, a statutory trust organized under Delaware law for which The Goldman Sachs Group, Inc. is the sponsor (the “Capital Securities”).

The Tender Offer is subject to the terms and conditions set forth in the Offer to Purchase, dated May 29, 2014, relating thereto (the “Offer to Purchase”).

The key pricing details for the Tender Offer are as follows:

Target Security	Liquidation Preference Outstanding	Fixed Spread (bps)(1)	Reference US Treasury Security	Hypothetical Purchase Price(1) (2) (3)
6.345% Capital Securities of Goldman Sachs Capital I (CUSIP: 38143VAA7)	$2,750,000,000	+190	3.625% U.S. Treasury Bond due February 15, 2044	$1,142.04

(1)	For each $1,000 liquidation amount of Capital Securities validly tendered and accepted, the holders will receive a price (the “Purchase Price”) intended to result in a yield to maturity as of the tender settlement date equal to the sum of the yield to maturity of the Reference US Treasury Security as of 2:00 pm New York City time on Wednesday, June 11, 2014 plus the Fixed Spread.
(2)	Per $1,000 liquidation preference validly tendered and accepted for purchase.
(3)	In addition to the Purchase Price, the holders whose Capital Securities are accepted for purchase will receive accrued and unpaid distributions from the last distribution date to, but not including, the date on which such Capital Securities are purchased.

The Tender Offer is scheduled to expire at 5:00 p.m., New York City Time, on Wednesday, June 11, 2014, unless extended or earlier terminated by The Goldman Sachs Group, Inc. (the “Expiration Time”). Tendered Capital Securities may be withdrawn at any time at or prior to the Expiration Time. Holders must validly tender and not validly withdraw their Capital Securities, and have their Capital Securities accepted for purchase in the Tender Offer, at or prior to the Expiration Time in order to be eligible to receive the Purchase Price.

The Tender Offer is conditioned upon the satisfaction of certain conditions described in the Offer to Purchase.

The Goldman Sachs Group, Inc. has retained Goldman, Sachs & Co. to act as the dealer manager (the “Dealer Manager”) for the Tender Offer. Global Bondholder Services Corporation will act as the Depositary and the Information Agent for the Tender Offer. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 470-3800 (toll-free) or (212) 430-3774 (collect).

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Capital Securities. The Tender Offer is being made solely pursuant to the Offer to Purchase and related documents. The Tender Offer is not being made to holders of Capital Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of The Goldman Sachs Group, Inc. by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Media Relations: Jake Siewert (212) 902-5400	|	Investor Relations: Dane E. Holmes (212) 902-0300

Dealer Manager Goldman, Sachs & Co. Liability Management Group 200 West Street New York, NY 10282 (212) 902-5183 (800) 828-3182	Depositary and Information Agent Global Bondholder Services Corporation 65 Broadway Suite 404 New York, NY 10006 (212) 430-3774 (866) 470-3800

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.